Exhibit 3.1


                            NORTHWESTERN CORPORATION


                    2004 SPECIAL RECOGNITION GRANT RESTRICTED
                                   STOCK PLAN

1.      Establishment, Purpose, and Types of Grants

        NorthWestern Corporation (the "Company") hereby establishes this special recognition grant restricted stock plan as the "NorthWestern Corporation 2004 Special Recognition Grant Restricted Stock Plan" (hereinafter referred to as the "Plan"), in order to set the vesting schedule for the remaining 50% of the Special Recognition Grants to select officers, key managers and other designated employees of the Company made under the terms of the POR and Order and to provide additional grants to select officers, key managers and other designated employees of the Company.

        The Plan permits Special Recognition Grants ("Grants") in accordance with the POR and Order

        The Plan is not intended to affect and shall not affect any stock options, equity-based compensation, or other benefits that the Company may have provided, or may separately provide in the future pursuant to any agreement, plan, or program that is independent of this Plan.

2.      Defined Terms

        Terms in the Plan that begin with an initial capital letter have the defined meaning set forth in Appendix A, unless defined elsewhere in this Plan or the context of their use clearly indicates a different meaning.

3.      Shares Subject to the Plan

        Subject to the provisions of Section 10 of the Plan, the maximum number of Shares that the Company may issue for all Grants is 228,320 Shares. For all Grants, the Shares issued pursuant to the Plan shall be issued and outstanding Shares.

        Shares that are subject to a Grant that for any reason expire, are forfeited, are cancelled, or become unexercisable, and Shares that are for any other reason not paid or delivered under the Plan shall not be available for subsequent Grants under the Plan.

4.      Administration

        (a) General. The Committee shall administer the Plan in accordance with its terms, provided that the Board may act in lieu of the Committee on any matter. The Committee shall hold meetings at such times and places as it may determine and shall make such rules and regulations for the conduct of its business as it deems advisable. In the absence of a duly appointed Committee or if the Board otherwise chooses to act in lieu of the Committee, the Board shall function as the Committee for all purposes of the Plan.



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        (b)  Committee  Composition.  The Board shall appoint the members of the
Committee. If and to the extent permitted by Applicable Law, the Committee may authorize one or more Reporting Persons (or other officers) to make Grants to Eligible Persons who are not Reporting Persons (or other officers whom the Committee has specifically authorized to make Grants). The Board may at any time appoint additional members to the Committee, remove and replace members of the Committee with or without Cause, and fill vacancies on the Committee however caused.

        (c) Powers of the Committee. Subject to the provisions of the Plan, the Committee shall have the authority, in its sole discretion:

               (i) for the Grants, to establish the vesting schedule in accordance with the POR and Order;

               (ii) to determine, from time to time, the Fair Market Value of Shares;

               (iii) to determine, and to set forth in Grant Agreements, the terms and conditions of all Grants in accordance with this Plan, the POR and Order;

               (iv) to approve the forms of Grant Agreements and all other documents, notices and certificates in connection therewith;

               (v) to construe and interpret the terms of the Plan and any Grant Agreement, to determine the meaning of their terms, and to prescribe, amend, and rescind rules and procedures relating to the Plan and its administration; and

               (vi) in order to fulfill the purposes of the Plan and without amending the Plan, modify, cancel, or waive the Company's rights with respect to any Grants, to adjust or to modify Grant Agreements for changes in Applicable Law, and to recognize differences in foreign law, tax policies, or customs; and

               (vii) to make all other interpretations and to take all other actions that the Committee may consider necessary or advisable to administer the Plan or to effectuate its purposes.

        Subject to Applicable Law and the restrictions set forth in the Plan, the Committee may delegate administrative functions to individuals who are Reporting Persons, officers, or Employees of the Company or its Affiliates.

        (d) Deference to Committee Determinations. The Committee shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate in its sole discretion, and to make any findings of fact needed in the administration of the Plan or Grant Agreements. The Committee's prior exercise of its discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter. The Committee's interpretation and construction of any provision of the Plan, or of any Grant or Grant Agreement, shall be final, binding, and conclusive. The validity of any such interpretation, construction, decision or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary, capricious or contrary to the POR and Order.

        (e) No Liability; Indemnification. Neither the Board nor any Committee member, nor any Person acting at the direction of the Board or the Committee, shall be liable for any act, omission, interpretation, construction or determination made in good faith with respect to the Plan, any Grant or any Grant Agreement. The Company shall pay or reimburse any member of the Committee, as




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well as any Director or Employee who takes action in  connection  with the Plan, for all expenses incurred with respect to the Plan, and to the full extent allowable under Applicable Law shall indemnify each and every one of them for any claims, liabilities, and costs (including reasonable attorney's fees) arising out of their good faith performance of duties under the Plan. The Company may obtain liability insurance for this purpose.

5.      Eligibility

        (a) General Rule. The Committee may make Grants only to Eligible Employees (including officers who are Employees) who were identified in the POR.

        (b) Grant of Grants. The Grant Agreement shall set forth the material terms and conditions of such Grant established by the Committee with terms and conditions shall be in accordance with the POR and Order.

        (c) Limits on Grants. During the term of the Plan, the total number of Shares made through the Grants shall not exceed 228,320 Shares.

6.      Restricted Shares

        (a) Grants. The Committee shall grant restricted shares ("Restricted Shares") to the Eligible Persons in the amounts set forth in the POR and shall evidence such grant in a Grant Agreement that is delivered to the Participant which sets forth the number of Restricted Shares, the purchase price for such Restricted Shares (if any) and the terms upon which the Restricted Shares may become vested. The Committee may condition any Grant of Restricted Shares to a Participant on receiving from the Participant such further assurances and documents as the Committee may require to enforce the restrictions.

        (b) Vesting and Forfeiture. For the remaining 50% of the Grants, the Committee shall set forth in a Grant Agreement that the Participant's interest in the Restricted Shares will become vested and non-forfeitable as follows: for all Participants other than Rule 16b Persons, all of the remaining Grants shall vest on November 1, 2005; and for Rule 16b Persons, of the remaining 50% of the Grants, 10% shall vest on November 1, 2005, 20% shall vest on November 1, 2006 and 20% shall vest on November 1, 2007. In accordance with the terms of the POR, a Particpant whose employment is terminated other than for cause shall immediately vest in any Grant not yet vested. Upon termination of a Participant's Continuous Service for Cause, the Participant shall forfeit any remaining unvested Grants.

        (c) Issuance of Restricted Shares Prior to Vesting. The Company shall issue stock certificates that evidence Restricted Shares pending the lapse of applicable restrictions, and that bear a legend making appropriate reference to such restrictions. Except as set forth in the applicable Grant Agreement or the Committee otherwise determines, the Company or a third party that the Company designates shall hold such Restricted Shares and any dividends that accrue with respect to Restricted Shares pursuant to Section 8(e) below.

        (d) Issuance of Shares upon Vesting. As soon as practicable after vesting of a Participant's Restricted Shares (or Shares underlying Restricted Share Units) and the Participant's satisfaction of applicable tax withholding requirements, the Company shall release to the Participant, free from the vesting restrictions, one Share for each vested Restricted Share, unless an Grant Agreement provides otherwise. No fractional shares shall be distributed, and cash shall be paid in lieu thereof.



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        (e)  Dividends  Payable on Vesting.  Whenever  Shares are  released to a
Participant under Section 8(d) above pursuant to the vesting of Restricted Shares, such Participant may receive, in the sole discretion of the Committee, with respect to each Share released or issued, an amount equal to any cash dividends (plus, in the discretion of the Committee, simple interest at a rate as the Committee may determine) and a number of Shares equal to any stock dividends, which were declared and paid to the holders of Shares between the Grant Date and the date such Share is released or issued.

        (f) Section 83(b) Elections. If a Participant who is a Rule 16b-3 Person and has received Restricted Shares provides the Committee with written notice of his or her intention to make an election under Section 83(b) of the Code with respect to the Restricted Shares (the "Section 83(b) Election"), such Restricted Shares shall not be eligible for deferral.

        (g) Deferral Elections. At any time within the thirty-day (30) period (or other shorter or longer period that the Committee selects) within which a Participant who is a member of a select group of management or highly compensated employees (within the meaning of the Code) receives a Grant of Restricted Shares, the Committee may permit the Participant to irrevocably elect, on a form provided by and acceptable to the Committee, to defer the receipt of all or a percentage of the Shares that would otherwise be transferred to the Participant upon the vesting of such Grant. If the Participant makes this election, the Shares subject to the election, and any associated dividends and interest, shall be credited to an account established pursuant to Section 9 hereof on the date such Shares would otherwise have been released or issued to the Participant pursuant to Section 8(d) above.

7.      Taxes

        (a) General. As a condition to the issuance or distribution of Shares pursuant to the Plan, the Participant (or in the case of the Participant's death, the person who succeeds to the Participant's rights) shall make such arrangements as the Company may require for the satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with the Grant and the issuance of Shares. The Company shall not be required to issue any Shares until such obligations are satisfied. If the Committee allows the withholding or surrender of Shares to satisfy a Participant's tax withholding obligations, the Committee shall not allow Shares to be withheld in an amount that exceeds the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes.

        (b) Default Rule for Employees. In the absence of any other arrangement, an Employee shall be deemed to have directed the Company to withhold whole shares and collect from his or her cash compensation an amount sufficient to satisfy the fractional share amounts for such tax obligations from the next payroll payment otherwise payable after the date of the exercise of a Grant.

        (c) Special Rules. In the case of an Employee where the next payroll payment is not sufficient to satisfy such tax obligations, with respect to any remaining tax obligations, in the absence of any other arrangement and to the extent permitted under the Applicable Law, the Employee shall be deemed to have elected to have the Company withhold from the Shares or cash to be issued pursuant to an Grant that number of Shares having a Fair Market Value determined as of the applicable Tax Date (as defined below) equal to the amount required to be withheld. For purposes of this Section, the Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined under the Applicable Law (the "Tax Date").



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        (d)  Surrender  of  Shares.  If  permitted  by  the  Committee,  in  its discretion, a Participant may satisfy the minimum applicable tax withholding and employment tax obligations associated with an Grant by surrendering Shares to the Company (including Shares that would otherwise be issued pursuant to the Grant) that have a Fair Market Value determined as of the applicable Tax Date equal to the amount required to be withheld. In the case of Shares previously acquired from the Company that are surrendered under this Section, such Shares must have been owned by the Participant for more than six months on the date of surrender (or such longer period of time the Company may in its discretion require).

        (e) No Liability for Taxes. Neither the Company, the Administrator, nor their agents and assigns shall have any obligation whatsoever to grant or to modify any Grant in a manner that avoids or minimizes the tax consequences of Grants, including any taxes that may arise under Sections 409A or 4999 of the Code.

8.      Non-Transferability of Grants

        (a) General. Except as set forth in this Section, or as otherwise approved by the Committee for a select group of management or highly compensated Employees, Grants may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution. The designation of a beneficiary by a Participant will not constitute a transfer. A Grant may be exercised, during the lifetime of the holder of a Grant, only by such holder, the duly-authorized legal representative of a disabled Participant, or a transferee permitted by this Section.

        (b) Limited Transferability Rights. Notwithstanding anything else in this Section, the Committee may in its discretion provide that a Grant may be transferred, on such terms and conditions as the Committee deems appropriate, either (i) by instrument to the Participant's "Immediate Family" (as defined below), (ii) by instrument to an inter vivos or testamentary trust (or other entity) in which the Grant is to be passed to the Participant's designated beneficiaries, or (iii) by gift to charitable institutions. Any transferee of the Participant's rights shall succeed and be subject to all of the terms of this Grant Agreement and the Plan. "Immediate Family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

9. Adjustments Upon Changes in Capitalization, Merger or Certain Other Transactions

        (a) Changes in Capitalization. The Committee shall equitably adjust the number of Shares covered by each outstanding Grant, and the number of Shares that have been authorized for issuance under the Plan but as to which no Grants have yet been granted or that have been returned to the Plan upon cancellation, forfeiture, or expiration of an Grant, as well as the price per Share covered by each such outstanding Grant, to reflect any increase or decrease in the number of issued Shares resulting from a stock-split, reverse stock-split, stock dividend, combination, recapitalization or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company. In the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Grants under the Plan such alternative consideration (including securities of any surviving entity) as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Grants so replaced. Except as expressly provided herein, no issuance by the Company of shares of stock of any class,



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or securities  convertible into shares of stock of any class,  shall affect, and no adjustment by reason thereof shall be required to be made with respect to, the number or price of Shares subject to any Grant.

        (b) Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company other than as part of a Change of Control, each Grant will terminate immediately prior to the consummation of such action, subject to the ability of the Committee to exercise any discretion authorized in the case of a Change in Control.

        (c) Change of Control. In the event of a Change of Control, the following shall occur:

               (i) the vesting of Grants shall accelerate so that Grants shall vest (and, to the extent applicable, become exercisable) as to the Shares that otherwise would have been unvested and provide that repurchase rights of the Company with respect to Shares issued upon exercise of an Grant shall lapse as to the Shares subject to such repurchase right; or

               (ii) The Committee shall arrange or otherwise provide for the payment of cash or other consideration to Participants in exchange for the satisfaction and cancellation of outstanding Grants.

        Notwithstanding the above, in the event a Participant holding an Grant assumed or substituted by the Successor Corporation in a Change of Control is Involuntarily Terminated by the Successor Corporation in connection with, or within 12 months following consummation of, the Change of Control, then any assumed or substituted Grant held by the terminated Participant at the time of termination shall accelerate and become fully vested, and any repurchase right applicable to any Shares shall lapse in full. The acceleration of vesting and lapse of repurchase rights provided for in the previous sentence shall occur immediately prior to the effective date of the Participant's termination.

        (d) Certain Distributions. In the event of any distribution to the Company's shareholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Company) without receipt of consideration by the Company, the Committee may, in its discretion, appropriately adjust the price per Share covered by each outstanding Grant to reflect the effect of such distribution.

10.     Time of Granting Grants.

        The date of grant ("Grant Date") of a Grant shall be the date on which the Committee makes the determination making such Grant or such other date as is determined by the Committee.

11.     Modification of Grants and Substitution of Options.

        (a)  Modification,   Extension,   and  Renewal  of  Grants.  Within  the
limitations of the Plan, the Committee may modify a Grant, to accelerate the vesting of any Grant, to extend or renew outstanding Grants, or to accept the cancellation of outstanding Grants to the extent not previously exercised either for the granting of new Grants or for other consideration in substitution or replacement thereof. Notwithstanding the foregoing provision, no modification of an outstanding Grant shall materially and adversely affect such Participant's rights thereunder, unless either the Participant provides written consent or there is an express Plan provision permitting the Committee to act unilaterally to make the modification.



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12.     Term of Plan.

        The Plan shall continue in effect for a term of ten (10) years from its effective date as determined under Section 16 below, unless the Plan is sooner terminated under Section 13 below.

13.     Amendment and Termination of the Plan.

        (a) Authority to Amend or Terminate. Subject to Applicable Laws, the Board may from time to time amend, alter, suspend, discontinue, or terminate the Plan.

        (b) Effect of Amendment or Termination. No amendment, suspension, or termination of the Plan shall materially and adversely affect Grants already granted unless either it relates to an adjustment pursuant to Section 9 above, or it is otherwise mutually agreed between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company. Notwithstanding the foregoing, the Committee may amend the Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws or regulations, or in the interpretation thereof.

14.     Conditions Upon Issuance of Shares.

        Notwithstanding any other provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any Shares under the Plan unless such issuance or delivery would comply with Applicable Law, with such compliance determined by the Company in consultation with its legal counsel.

15.     Reservation of Shares.

        The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

16.     Effective Date.

        This Plan shall become effective on the date of its approval by the Board; provided that this Plan shall not be submitted to the Company's shareholders for approval pursuant to Section 1145 of the U.S. Bankruptcy Code.

17.     Controlling Law.

        All disputes relating to or arising from the Plan shall be governed by the internal substantive laws (and not the laws of conflicts of laws) of the State of Delaware, to the extent not preempted by United States federal law. If any provision of this Plan is held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective.

18.     Laws And Regulations.

        (a) U.S. Securities Laws. This Plan, the grant of Grants, and the obligation of the Company to sell or deliver any of its securities (including, without limitation Restricted Shares, Deferred Share Units, and Shares) under this Plan shall be subject to all Applicable Law. In the event that the Shares are not registered under the Securities Act of 1933, as amended (the "Act"), or any applicable state securities laws prior to the delivery of such Shares, the Company may require, as



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a condition to the issuance  thereof,  that the persons to whom Shares are to be issued represent and warrant in writing to the Company that such Shares are being acquired by him or her for investment for his or her own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Act, and a legend to that effect may be placed on the certificates representing the Shares.

        (b) Other Jurisdictions. The Company may adopt rules and procedures relating to the operation and administration of this Plan to accommodate the specific requirements of local laws.

19. No Shareholder Rights. Neither a Participant nor any transferee of a Participant shall have any rights as a shareholder of the Company with respect to any Shares underlying any Grant until the date of issuance of a share certificate to a Participant or a transferee of a Participant for such Shares in accordance with the Company's governing instruments and Applicable Law. Prior to the issuance of Shares pursuant to a Grant, a Participant shall not have the right to vote or to receive dividends or any other rights as a shareholder with respect to the Shares underlying the Grant. No adjustment will be made for a dividend or other right that is determined based on a record date prior to the date the stock certificate is issued, except as otherwise specifically provided for in this Plan.

20. No Employment Rights. The Plan shall not confer upon any Participant any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way a Participant's right or the Company's right to terminate the Participant's employment, service, or consulting relationship at any time, with or without Cause.




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                            NORTHWESTERN CORPORATION
              2004 Special Recognition Grant Restricted Stock Plan

                                   ----------

                             Appendix A: Definitions
                                   ----------

As used in the Plan, the following definitions shall apply:

        "Affiliate" means, with respect to any Person (as defined below), any other Person that directly or indirectly controls or is controlled by or under common control with such Person. For the purposes of this definition, "control," when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person or the power to elect directors, whether through the ownership of voting securities, by contract or otherwise; and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

        "Applicable Law" means the legal requirements relating to the administration share-based plans under Order Confirming Debtor's Second Amended And Restated Plan of Reorganization Under Chapter 11 of the Bankruptcy Code in case styled as In Re: NorthWestern Corporation, Chapter 11, Case No. 03-12872
(CGC) (B.Ct. D. DE)(October 20, 2004), applicable U.S. federal and state laws, the Code, any applicable stock exchange or automated quotation system rules or regulations, and laws, rules, regulations and requirements shall be in place from time to time.

        "Grant" means any Grant made pursuant to the Plan.

        "Grant Agreement" means any written document setting forth the terms of a Grant that has been authorized by the Committee. The Committee shall determine the form or forms of documents to be used, and may change them from time to time for any reason.

        "Board" means the Board of Directors of the Company.

        "Cause" for termination of a Participant's Continuous Service will exist if the Participant is terminated from employment or other service with the Company for any of the following reasons: (i) the Participant's willful failure to substantially perform his or her duties and responsibilities to the Company or deliberate violation of a material Company policy; (ii) the Participant's commission of any material act or acts of fraud, embezzlement, dishonesty, or other willful misconduct; (iii) the Participant's material unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant's willful and material breach of any of his or her obligations under any written agreement or covenant with the Company.

        The Committee shall in its discretion determine whether or not a Participant is being terminated for Cause. The Committee's determination shall, unless arbitrary and capricious, be final and binding on the Participant, the Company, and all other affected persons. The foregoing definition does not in any way limit the Company's ability to terminate a Participant's employment or consulting relationship at any time, and the term "Company" will be interpreted herein to include successor thereto, if appropriate.



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        "Change of Control" means any of the following:

        (I) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in paragraph (III)(B) below;

        (II) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by the affirmative vote of a majority of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended ("Continuing Directors");

        (III) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation in which (A) the Company's shareholders receive or retain voting common stock in the Company or the surviving or resulting corporation in such transaction on the same pro rata basis as their relative percentage ownership of Company common stock immediately preceding such transaction and a majority of the entire Board of the Company are or continue to be Continuing Directors following such transaction, or (B) the Company's shareholders receive voting common stock in the corporation which becomes the public parent of the Company or its successor in such transaction on the same pro rata basis as their relative percentage ownership of Company common stock immediately preceding such transaction and a majority of the entire Board of such parent corporation are Continuing Directors immediately following such transaction;

        (IV) the sale of any one or more Company subsidiaries, businesses or assets not in the ordinary course of business and pursuant to a shareholder approved plan for the complete liquidation or dissolution of the Company; or

        (V) there is consummated any sale of assets, businesses or subsidiaries of the Company which, at the time of the consummation of the sale, (x) together represent 50% or more of the total book value of the Company's assets on a consolidated basis or (y) generated 50% or more of the Company's pre-tax income on a consolidated basis in either of the two fully completed fiscal years of the Company immediately preceding the year in which the Change in Control occurs; provided, however, that, in either case, any such sale shall not constitute a Change in Control if such sale constitutes a Rule 13e-3 transaction and at least 60% of the combined voting power of the voting securities of the purchasing entity are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

        Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

        "Code" means the U.S. Internal Revenue Code of 1986, as amended.

        "Committee" means one or more committees or subcommittees of the Board appointed by the Board to administer the Plan in accordance with Section 4 above. With respect to any decision involving an Grant intended to satisfy the requirements of Section 162(m) of the Code, the Committee shall consist of two or more Directors of the Company who are "outside directors" within the meaning of Section 162(m) of the Code. With respect to any decision relating to a Reporting Person, the Committee shall consist of two or more Directors who are disinterested within the meaning of Rule 16b-3.

        "Company" means NorthWestern Corporation, a Delaware corporation; provided, however, that in the event the Company reincorporates to another jurisdiction, all references to the term "Company" shall refer to the Company in such new jurisdiction.

        "Continuous   Service"  means  the  absence  of  any   interruption   or
termination of service as an Employee. Continuous Service shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave;
(iii) any other leave of absence approved by the Committee, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) in the case of transfers between locations of the Company or between the Company, its Affiliates or their respective successors.

        "Disabled" means a Participant who

(a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, received income replacement benefits for a period of not less than 3 months under an accident or health plan covering employees of the Company.

        "Eligible Person" means any Employee identified in the POR.

        "Employee" means any person whom the Company or an Affiliate classifies as an employee (including an officer) for employment tax purposes. The payment by the Company of a director's fee to a member of the Board shall not be sufficient to constitute "employment" of such Board member by the Company.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Fair Market Value" means, as of any date (the "Determination Date") means: (i) the average of the highest and lowest price of a Share on the New York Stock Exchange or the American Stock Exchange (collectively, the "Exchange"), on the Determination Date, or, if shares were not traded on the Determination Date, then on the nearest preceding trading day during which a sale occurred; or (ii) if such stock is not traded on the Exchange but is quoted on NASDAQ or a successor quotation system, (A) the last sales price (if the stock is then listed as a National Market Issue under The Nasdaq National Market System) or (B) the mean between the closing representative bid and asked prices (in all other cases) for the stock on the Determination Date as reported by NASDAQ or such successor quotation system; or (iii) if such stock is not traded on the

Exchange or quoted on NASDAQ but is otherwise traded in the over-the-counter, the mean between the representative bid and asked prices on the Determination Date; or (iv) if subsections (i)-(iii) do not apply, the fair market value established in good faith by the Board.

        "Grant Date" has the meaning set forth in Section 10 of the Plan.

        "Involuntary Termination" means termination of a Participant's Continuous Service under the following circumstances occurring on or after a Change in Control: (i) termination without Cause by the Company or an Affiliate or successor thereto, as appropriate; or (ii) voluntary termination by the
Participant within 60 days following (A) a material reduction in the Participant's job responsibilities, provided that neither a mere change in title alone nor reassignment to a substantially similar position shall constitute a material reduction in job responsibilities; (B) an involuntary relocation of the Participant's work site to a facility or location more than 50 miles from the Participant's principal work site at the time of the Change in Control; or (C) a material reduction in Participant's total compensation other than as part of an reduction by the same percentage amount in the compensation of all other similarly-situated Employees, Directors or Consultants.

        "Order" means the Order Confirming Debtor's Second Amended And Restated Plan of Reorganization Under Chapter 11 of the Bankruptcy Code in case styled as In Re: NorthWestern Corporation, Chapter 11, Case No. 03-12872 (CGC) (B.Ct. D.
DE)(October 20, 2004).

        "Participant" means any holder of one or more Grants under the Plan.

        "Person" means any natural person, association, trust, business trust, cooperative, corporation, general partnership, joint venture, joint-stock company, limited partnership, limited liability company, real estate investment trust, regulatory body, governmental agency or instrumentality, unincorporated organization or organizational entity.

        "Plan" means this NorthWestern Corporation 2004 Special Recognition Grant Restricted Stock Plan.

        "POR" means the Debtor's Second Amended And Restated Plan of Reorganization Under Chapter 11 of the Bankruptcy Code filed in case styled as In Re: NorthWestern Corporation, Chapter 11, Case No. 03-12872 (CGC) (B.Ct. D.
DE).

        "Reporting Person" means an officer, director, or greater than ten percent shareholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.

        "Restricted Shares" mean Shares subject to restrictions imposed pursuant to Section 6 of the Plan.

        "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision.

        "Rule 16b-3 Person" means an Eligible Person subject to Rule 16b-3.

        "Share" means a share of common stock of the Company, as adjusted in accordance with Section 9 of the Plan.

                            NORTHWESTERN CORPORATION

                         2004 SPECIAL RECOGNITION GRANT
                              RESTRICTED STOCK PLAN









                                           As approved by the Board of Directors
                                           on January 26, 2005









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